Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 18, 2007, Patrick Industries, Inc. (the “Company”) consummated its acquisition of all of the outstanding capital stock of Adorn Holdings, Inc., (“Adorn”) an Elkhart, Indiana based manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries for $78,764,000 in cash. The acquisition was financed through both debt and equity financing which was structured to provide additional liquidity to facilitate the combined companies’ future growth plans and working capital needs. The purchase of Adorn represents an acquisition of a business and has been accounted for in accordance with SFAS No. 141 Business Combinations. The financial position and the results of operations for Adorn are included in the Company’s consolidated financial statements and respective operating statements as of and for the thirty-two-week year to date period ended December 31, 2007 from the date of acquisition, and are accordingly reflected in the Company’s Report on Form 10-K for the period ended December 31, 2007.

The unaudited pro forma condensed combined financial statements contained herein are based on a preliminary allocation of the purchase price as if the transaction had been completed on January 1, 2006, and have been derived by combining Patrick Industries, Inc.’s (“Patrick”) consolidated statement of operations for the twelve-month period ended December 31, 2007, and Adorn’s consolidated statement of operations for the twenty-week period ended May 18, 2007. The Patrick statement includes the results of operations of Adorn Holdings for the thirty-two-week year to date period from May 18, 2007 through December 31, 2007. Pro forma adjustments are based on preliminary estimates and assumptions, and do not assume any cost savings or synergies. The unaudited pro forma condensed combined statements of operations do not purport to represent what the results of operations actually would have been if the acquisition had occurred as of such dates, or what results will be for any future periods.

On March 10, 2008, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) providing for the sale of 1,125,000 shares of its common stock to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) at $7.00 per share, for an aggregate purchase price of $7,875,000. The sale was completed on March 12, 2008. Proceeds from the sale of common stock were used to prepay approximately $7.7 million of the $14.8 million in principal currently outstanding under the Company’s 9.5% Senior Subordinated Promissory Notes (the “Notes”), and to pay related accrued interest on the Notes. The Notes were originally issued to Tontine in May 2007 as part of the financing for the Company’s acquisition of Adorn.

Patrick is planning to conduct a $12,950,000 rights offering of common stock to its shareholders in the second quarter of 2008, subject to regulatory filing requirements. The rights offering will grant shareholders one right to purchase 0.258069 of a share of common stock, for each share of the Company’s common stock they own, at a purchase price of $7.00 per share. In connection with the rights offering in March 2008, the Company entered into a standby purchase agreement with Tontine pursuant to which Tontine has agreed to purchase any shares that are unsubscribed for at the close of the rights offering at the same $7.00 per share price paid by our shareholders. The Company expects to use the proceeds from the rights offering to prepay the approximate $7,070,000 in principal amount of the Company’s Notes owing to Tontine and related accrued interest, to prepay borrowings under the Company’s credit facility and to pay related fees and expenses. Because the rights offering is still subject to regulatory filings and shareholder approval, the effects are not reflected in the unaudited pro forma condensed combined financial statements.

Patrick Industries, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Twelve-Months ended December 31, 2007

(dollars in thousands, except per share information)

	Patrick Historical	Adorn Historical	Pro Forma Adjustments		Pro Forma Combined

Net sales	$ 435,203	$ 94,206	$ -		$ 529,409
Cost of goods sold	384,743	83,773	217	A	468,733
Restructuring charges	2,181	-	-		2,181

Gross profit	48,279	10,433	(217)		58,495

Operating expenses:
Warehouse and delivery expenses	20,438	-	-		20,438
Selling, general, and administrative expenses	28,785	6,959	-		35,744
Amortization of intangible assets	1,001	-	714	B	1,715
Restructuring charges	183	-	-		183

Total operating expenses	50,407	6,959	714		58,080

Operating income (loss)	(2,128)	3,474	(931)		415

Other income (expenses):
Interest expense, net	(6,529)	(1,407)	1,407	C	(8,654)
			(1,466)	D
			(161)	E
			(498)	F
Put warrant fair value adjustment	-	(159)	159	G	-
Other	-	(188)	-		(188)

Income (loss) before income taxes (credits)	(8,657)	1,720	(1,490)		(8,427)

Federal and state income taxes (credits)	(2,814)	783	(610)	H	(2,641)

Net income (loss)	$ (5,843)	$ 937	$ (880)		$ (5,786)

Earnings (loss) per share:

Basic	$ (1.05)				$ (1.04)

Diluted	$ (1.05)				$ (1.04)

Weighted average shares outstanding
Basic	5,584				5,584

Diluted	5,584				5,584

See accompanying notes to unaudited pro forma condensed combined statement of operations.

Patrick Industries, Inc.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve-Months Ended December 31, 2007

(dollars in thousands, except per share information)

Note 1. Acquisition of Adorn Holdings, Inc.

The following table summarizes the aggregate consideration paid for Adorn Holdings, Inc. (“Adorn”):

Cash consideration for repayment of all outstanding Adorn indebtedness
and purchase of all outstanding Adorn common stock	$ 77,714
Transaction costs	1,050

Total cash consideration	$ 78,764

The cash consideration exchanged for the capital stock of Adorn was funded through the issuance of the Company’s common stock in a private placement to Tontine of $11,025, the issuance of senior subordinated debt to Tontine of approximately $13,975, term debt borrowings of $50,000 under the Company’s new $110,000 credit facility, and borrowings under the Company’s revolving line of credit of $3,814.

Assets acquired and liabilities assumed in the acquisition were recorded on the Company’s balance sheet based at their estimated fair values as of the date of the acquisition. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon conclusion of the consolidation activities expected to be complete during the Company’s second fiscal quarter of 2008. Revision to the fair values will be recorded by the Company as further adjustments to the purchase price allocation. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Current assets		$ 33,030
Property, plant & equipment		12,529
Goodwill		29,514

Identifiable intangible assets:
Trademarks (indefinite useful life)	$ 8,400
Customer relationships (estimated useful lives 7-19 years)	30,760
Non-compete agreements (estimated useful life 5 years)	310

Total intangible assets		39,470
Current liabilities		(18,485)
Deferred income taxes		(17,294)

Net assets acquired		$ 78,764

As part of the purchase price allocation, the Company valued acquired inventory at fair value as of the date of the acquisition. The effect of this valuation adjustment was to increase the acquired inventory by $207. Based on the average rate at which inventory turns, this adjustment was fully expensed through cost of sales during the quarter ended June 30, 2007.

As of December 31, 2007, the Company has completed its analysis of the income tax matters and elections related to the Adorn acquisition.

In connection with the Adorn acquisition and as part of the purchase price allocation, the Company recorded liabilities of approximately $1,700 related to involuntary terminations and relocation of certain Adorn employees and related facility closure costs. As integration plans are finalized these liabilities may be increased or decreased with the offset recorded in goodwill.

Note 2:	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

A

To record additional depreciation expense related to the fair value adjustment to property, plant and equipment. Depreciation is calculated on the fair value adjustment using the straight-line method over a weighted-average period of 10 years. For purposes of the pro forma adjustments presented, depreciation is assumed to be charged entirely to cost of goods sold. Upon completion of final asset appraisals and classifications, actual depreciation may differ from this calculation and may be charged to other expense classifications.

B

To record amortization expense related to the estimated values of acquired identifiable finite-lived intangible assets, using average estimated lives ranging from five to nineteen years. For purposes of pro forma adjustments presented, amortization is assumed to be charged entirely to selling, general and administrative expense. Upon completion of final intangible asset appraisals and classifications, actual amortization may differ from this calculation and may be charged to other expense classifications.

C	Eliminate Adorn’s historical interest expense.

D

To eliminate Patrick’s historical interest expense on its term note and revolver, and record the interest expense adjustment on its new $75,000 term loan at an estimated LIBOR rate of 5.32% (rate at closing) plus 250 basis points. A 1/8% change in the variable interest rate would have the effect of increasing or decreasing the expense by $70.

E	To record amortization of deferred financing fees associated with the transaction. These fees are being amortized to interest expense over a period of five years.

F	To record interest expense on approximately $13,975 of subordinated debt payable to Tontine at 9.50%.

G	Eliminate Adorn’s historical put warrant fair market value adjustment and refinancing fees consistent with pro forma adjustments to the combined Company’s capital structure.

H	To record tax effects of pro-forma adjustments at a 37% combined federal and state tax rate, excluding permanent differences.